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                                                                     EXHIBIT 11

                                                                    PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.
                      CALCULATION OF NET INCOME (LOSS) PER
               COMMON SHARE FOR THE THIRTEEN AND THIRTY-NINE WEEKS
                  ENDED DECEMBER 25, 1999 AND DECEMBER 26, 1998

NET INCOME (LOSS) PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                                  Thirteen Weeks Ended                 Thirty-nine Weeks Ended
                                            December 25,       December 26,        December 25,      December 26,
                                               1999                1998               1999               1998
                                           -----------         -----------         ---------         -----------
Weighted average common                      5,048,167           4,793,184         5,048,372           4,788,803
   shares outstanding

Common Stock Equivalents
   which are dilutive                          473,800             903,713                 *             872,944

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                    (185,313)            (93,625)                *            (102,680)
                                           -----------         -----------         ---------         -----------
Weighted average common
   shares and equivalents
   outstanding                               5,336,654           5,603,273         5,048,372           5,559,067
                                           -----------         -----------         ---------         -----------

Net income (loss)                          $ 2,653,631         $ 2,441,804         $(693,746)        $   144,162
                                           ===========         ===========         =========         ===========

Basic net income (loss) per share          $      0.53         $      0.51         $   (0.14)        $      0.03
                                           ===========         ===========         =========         ===========

Diluted net income (loss) per share        $      0.50         $      0.44         $   (0.14)        $      0.03
                                           ===========         ===========         =========         ===========



* Shares not included in calculation, as the effect of such shares would be anti-dilutive


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